AMENDMENT TO OFFER LETTER
This Amendment to the Offer Letter between SYNNEX Corporation (the “Company”) and Kevin M. Murai (the “Executive”), dated as of March 27, 2008 (the “Agreement”) is made this 26th day of September, 2016.
WHEREAS, Section 15 of the Agreement permits the parties to modify the terms of the Agreement by a mutually executed writing; and
WHEREAS, the parties desire to modify the formula by which the Executive’s severance payments are calculated to ensure that payments under any incentive bonus plans taken into account in such formula remain fully deductible to the Company as performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended, and to conform more closely to the severance protections given to other senior executives of the Company;
NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows, effective as of the date hereof:
1.    Section 7 of the Agreement is hereby amended to read as follows:
7. Severance Pay. In the event that, after the Employment Date, you incur an Involuntary Termination (as defined in the Company’s Change of Control Severance Plan, as amended (the “Severance Plan”)) within twelve (12) months after a Change of Control (as defined in the Severance Plan) or within two (2) months on or before a Change of Control, then, subject to Section 8 hereof, you will receive the severance benefit available to a Level 1 Participant with twenty-four (24) years of service under the Severance Plan.

2.	Section 8(c) of the Agreement is hereby amended to add the following sentence at the end thereof:
In each case where a payment is subject to the execution and non-revocation of a release of claims and the period between the effective date of the notice of termination of employment (the “Termination Date”) and the last day on which the release could become irrevocable spans two calendar years, then such deferred payments shall not be made before the second calendar year if the Company determines that such payment is nonqualified deferred compensation subject to Section 409A of the Code.

3.	Section 8 of the Agreement is further amended to add the following new subsection (d):

(d)
Notice of Termination. Any termination of employment by the Company for Cause or by you as a result of an Involuntary Termination (as defined in the Severance Plan) shall be communicated by a written notice of termination personally delivered or mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Any notice of termination to the Company shall be addressed to its corporate headquarters and directed to the attention of its Secretary. Any notice to you shall be addressed to you at the home address which you most recently communicated to the Company in writing. Such notice shall indicate the specific termination provision relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice).

5.    Section 13 of the Agreement is hereby amended to read as follows:

13.	Successors.

(a)
Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this agreement and agree expressly to perform the Company’s obligations under this agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this agreement, the term “Company” will include any successor to the Company’s business and/or assets which expressly assumes this agreement, including the assumption agreement described in the preceding sentence, or which becomes bound by the terms of this agreement by operation of law.

(b)
Your Successors. The terms of this agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representations, executors, administrators, successors, heirs, distributes, devisees and legatees.

6.    Except as expressly modified herein, the Agreement shall remain in full force and effect.
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment to the Agreement on the date and year first written above.
/s/ Kevin M. Murai
Kevin M. Murai
SYNNEX CORPORATION
By:    /s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary.